Exhibit 99.2

[AEGIS LOGO]

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Year Ending 2004 Results

IRVING, TEXAS – April 20, 2005 – Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS.OB), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, reported its results for the year ending 2004.

“2004 was a year of difficult transition for Aegis. A new Board of Directors and new executive management team came together in September and began the task of recovering from events affecting the Company’s performance earlier in the year and setting a new strategic direction” said Richard Ferry, President and CEO of Aegis.” He also stated, “Declining revenues, resulting in part from the shift in strategy of a major client and conditions within the markets which Aegis serves, caused Aegis management to take aggressive action to rationalize costs to a new revenue base. Among the initiatives undertaken was the reduction of excess capacity resulting in the closure of 4 call centers and the elimination of associated expense. Simultaneously, management reached out to all Aegis clients to strengthen long-standing relationships and build trust and confidence in the Aegis brand. Additionally, we believe new clients are starting to catch the vision of the new Aegis as we expand the product offering, continue a tradition of service excellence, and take advantage of new offshore capabilities.”

Year Ended December 31, 2004 vs. Year Ended December 31, 2003

We recognized a net loss applicable to common shareholders of $22.2 million or $0.07 per share for the year ended December 31, 2004, versus a net loss applicable to common shareholders of $19.1 million or $0.33 per share in 2003. Excluding net income from discontinued operations, a gain on sale of the related assets, and a gain on the early extinguishment of debt            , we incurred a net loss from continuing operations of $22.2 million or $0.07 per share for the period ended December 31, 2004, as compared to a net loss from continuing operations of $10.9 million or $0.33 per share for the period ended December 31, 2003.

Revenues. For the year ended December 31, 2004, revenues from continuing operations were $94.3 million versus $139.9 million in the prior year, a decrease of $45.6 million, or 32.6%. The decrease in revenues versus the year ended December 31, 2003 resulted from a number of factors. First, an inbound contract with a cable services provider that expired in the fourth quarter of 2003 was not renewed by the client as they made a decision to consolidate their customer service into their available in-house capacity. This expired inbound contract accounted for approximately 33% of the decrease for 2003 vs. 2004. Second, the decision at the end of June 2004 by a large telecommunications customer to discontinue its outbound acquisition services accounted for a majority of the 26% decrease in revenue billings on their campaigns 2003 vs. 2004. Additionally, another of our telecommunications clients (who is one of our five largest clients) reduced transaction volumes and a client in the membership services industry ramped down a campaign in the first quarter of 2004. Revenues for the third quarter of 2004 were also negatively impacted by the hurricanes experienced in the southeastern part of the country.

Revenue Mix. Inbound CRM and non-voice services continued to be responsible for the majority of our revenues in 2004. Together those two service areas accounted for approximately 75.6% of our revenues, as compared to 74.1% in 2003. Outbound CRM revenue for 2004 accounted for approximately 24.4% as compared to 25.9% in 2003. The decrease in outbound CRM revenues for 2004 is due to reduced volume for existing client programs.

	Year ended December 31,
	2004	%	2003	%
	(Dollars in millions)
Inbound CRM	$61.6	65.3%	$88.1	63.0%
Outbound CRM	23.1	24.5%	36.3	25.9%
Non-Voice & Other	9.6	10.2%	15.5	11.1%

Total revenues	$94.3	100.0%	$139.9	100.0%

The Company seeks to secure recurring revenues from long-term relationships with companies that utilize customer contact strategies as integral, ongoing elements in their CRM programs. In addition to providing services on an outsourcing basis, in which we provide all or a substantial portion of a client’s CRM needs, we also continue to perform project-based services for certain clients. Project-based services, however, are frequently short-term and there can be no assurance that these clients will continue existing projects or provide new ones in the future.

Cost of Services For the year ended December 31, 2004, cost of services decreased $31.3 million from $99.7 to $68.4 million compared to 2003. As a percentage of sales, cost of services rose slightly over the same period, from 71.2% to 72.3%. The total decrease in cost of sales experienced during the year is due to the reduction in wage expense associated with revenue shortfall for the comparable periods as well as the consolidation and shutting down of call center operations from eleven centers in 2003 to six centers in 2004. The slight increase of cost of services as a percentage of revenue in both periods is a result of revenue declines occurring in advance of, or without a corresponding equal reduction of variable costs.

Selling, General and Administrative Expenses For the year ended December 31, 2004, selling, general and administrative expenses, SG&A, decreased from $39.9 million to $31.4 million, or from 28.5% of revenues in 2003 to 33.2% of revenues in 2004. The decrease in SG&A is primarily attributable to the elimination of overhead costs due to the reduction in workforce, the closing of client service centers as well as improved management of our self-insured workers compensation plan in this year compared to the comparable period in the prior year. Increases as a percentage of revenue are primarily due to decreases in revenues for 2004 vs. 2003.

Restructuring Charges We recorded $4.7 million in restructuring charges during the second, third and fourth quarters of 2004 relating to the closure of several call centers and office space located in Terra Haute, IN (3rd quarter); Los Angeles, CA (4th quarter); St. Joseph, MO (3rd quarter); El Segundo, CA (4th quarter); New York, NY (4th quarter); Rocky Mount, NC (4th quarter); Paramus, NJ (2nd quarter); and Atlanta, GA (3rd quarter). Included in the restructuring charges was $0.8 million in severance to key executives and $3.2 million for the removal from operations or disposal or both, of certain leasehold improvements, equipment, furniture, and fixtures from the call centers that were closed.

We recorded $1.6 million in restructuring charges during the second, third and fourth quarters of 2003 relating to the closure a call center located in Arlington, TX (May 2003), and the downsizing of the call center located in Irving, TX (December 2003). Included in the restructuring charges was $0.4 million retention bonus and $0.1 million non-cancelable lease costs.

Depreciation and Amortization For the years ended December 31, 2004 and 2003, respectively, depreciation and amortization expenses were $8.5 million, or 9.1% of revenues and $11.5 million, or 8.2% of revenues. The reduction in depreciation expense is due to the effects of reduced capital spending, disposal of certain assets due to the closing of certain client service centers and a mature asset base becoming fully depreciated.

Interest Expense, net Net interest expense decreased $1.8 million from $2.4 million in 2003 to $0.6 million in 2004. The decrease in net interest expense for the year is mainly attributable to the $1.0 million fee charged in November 2003 for the pay-off of the Credit Agreement by the Deutsche Bank/Essar transaction.

Non-cash interest expense Non-cash interest expense increased $1.1 million from $1.6 million in 2003 to $2.7 million in 2004. The increase in Non-cash interest expense is mainly attributable to amortizing $1.3 million of the discount on the Deutsche

Bank/Essar note payable after the $9.9 million pay down in the first quarter of 2004. This was offset by the remaining months of reduced bond discount amortization.

Income Tax Provision We have historically generated net operating losses for income tax purposes. We recognize a deferred tax asset reflecting the future benefits of the resultant net operating loss carry-forward. The income tax benefit recognized as a deferred tax asset is offset by the Company’s valuation allowance since the benefit would exceed the projected realizable deferred tax asset.

Preferred Dividends Preferred dividends decreased to approximately $0.011 million for the year ended December 31, 2004 from $7.6 million in the prior year. During 2003 dividends on the Series F Preferred Shares were not paid in cash, but were added to the investment value of such shares. Dividends on the Series D and E Preferred Stock were paid in additional shares of Series D and E Preferred Stock, respectively. In connection with the November 5, 2003 Deutsche Bank/Essar transaction, all of the Series D and E Preferred Shares and 23,375 in 2003 and 23,375 in 2004, which represent all of the Series F Preferred Shares were converted to Common Stock

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable as well as drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,200 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow, government regulation and tax policy, economic conditions, competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward-looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	2004	2003
Revenues	$94,327	$139,861
Operating costs:
Cost of services	68,426	99,667
Selling, general and administrative expenses	31,357	39,884
Depreciation and amortization	8,521	11,462
Restructuring charges	4,742	1,645

Total operating expenses	113,046	152,658

Operating loss	(18,719)	(12,797)
Gain on extinguishment of debt	—	(6,199)
Interest expense, net	634	2,385
Non-cash interest expense	2,742	1,613

Loss from continuing operations before income taxes	(22,095)	(10,596)
Current taxes	145	300
Deferred taxes	—	—

Net loss from continuing operations	(22,240)	(10,896)

Discontinued operations:
Loss from operations of discontinued segment	—	—
Estimated gain (loss) on disposal of business segment	—	(569)

Loss before cumulative effect of change in accounting principle	(22,240)	(11,465)
Cumulative effect of change in accounting for goodwill impairment	—	—

Net loss	(22,240)	(11,465)

Preferred stock dividends	11	7,608

Net loss applicable to common shareholders	$(22,251)	$(19,073)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)	$(0.33)
Discontinued operations	—	—
Cumulative effect of change in accounting principle	—	—

Net loss applicable to common shareholders	$(0.07)	$(0.33)

Weighted average shares of common stock outstanding (in thousands):
Basic	313,054	57,299
Diluted	313,054	57,299

Aegis Communications Group, Inc.

Selected Financial Data

(In thousands)

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$—	$1,703
Accounts receivable, net	9,783	23,615
Total current assets	11,849	31,326
Property and equipment, net	9,042	18,297
Total assets	22,121	50,294

Liabilities & Shareholders’ Deficit
Current portion of capital leases	$324	$1,140
Accounts payable	3,534	4,427
Total current liabilities	15,486	25,625
Long term notes payable, net of discount	17,816	18,924
Total shareholder’s deficit	(12,061)	(26,449)